EXHIBIT (g)(2)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 21st day of April 2008, between Eaton Vance Tax-Advantaged Dividend Income Fund (the “Fund”) and Eaton Vance Management (the “Adviser”).

WHEREAS, the Fund has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Fund has accepted such fee reduction, such fee reduction being effective as of May 1, 2008; and

WHEREAS, the Adviser and the Fund wish to memorialize said fee reduction in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Fund and the Adviser hereby agree as follows:

1.	For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee for the Fund in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or amended upon the mutual written consent of the Fund and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund (the “Independent Trustees”) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.	For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the Interests in the Fund present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding Interests in the Fund. The terms “Holders” and “Interests” when used herein shall have the respective meanings specified in the Declaration of Trust of the Fund.

4.	This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

By: /s/ Thomas E. Faust Jr.

Thomas E. Faust Jr.

President

EATON VANCE MANAGEMENT

By: /s/ Maureen A. Gemma ___________

Maureen A. Gemma

Vice President

EXHIBIT A

ADVISORY Fee Reduction schedule

The advisory fee schedule for the period from May 1, 2008 through April 30, 2009 is as follows:

Average Daily Gross Assets for the Month	Annual Fee Rate* (for each level)
Up to and including $1.5 billion	0.850%
Over $1.5 billion up to and including $3 billion	0.835%
Over $3 billion up to and including $5 billion	0.820%
Over $5 billion	0.805%

The advisory fee schedule for the period beginning May 1, 2009 is as follows:

Average Daily Gross Assets for the Month	Annual Fee Rate* (for each level)
Up to and including $1.5 billion	0.850%
Over $1.5 billion up to and including $3 billion	0.830%
Over $3 billion up to and including $5 billion	0.810%
Over $5 billion	0.790%

*	The adviser contractually agreed to reimburse the Fund for fees and other expenses (the “Reimbursement”) in the amount of 0.20% of the average daily gross assets for the first five years of the Fund’s operations (which commenced September 30, 2003), 0.15% of average daily gross assets in year six, 0.10% in year seven and 0.05% in year eight. This Reimbursement will be reduced to reflect the above breakpoints in the advisory fee schedule until the Reimbursement expires. The effect of this will be that the advisory fee rate will be unchanged during the Reimbursement period.